Kindred Biosciences Announces Fourth Quarter and Year End 2013 Financial Results

San Francisco, CA. (March 6, 2014) - Kindred Biosciences, Inc. (NASDAQ: KIN) today announced financial results for the fourth quarter and year ended December 31, 2013. Kindred Bio will host a webcast and conference call at 1:30 p.m. (PT) this afternoon to review its corporate progress and financial results.
Richard Chin, M.D., Kindred Bio's President and Chief Executive Officer, noted that “We had a successful 2013, with recruitment of a strong management team, advancement of our product candidates and development programs, and a successful initial public offering. We believe we are well-positioned to build upon the successes of 2013 as we continue to develop important products for our animal patients.”
Financial Results:
For the quarter ended December 31, 2013, Kindred Bio reported a net loss of $2.4 million or $ 0.40 per share, as compared to a net loss of $120,000 or $ 0.06 per share for the period from September 25, 2012 (date of inception) to December 31, 2012. For the year ended December 31, 2013, its first full year of operations, Kindred Bio reported a net loss of $ 4.2 million or $1.13 per share.
Research and development expenses for the fourth quarter of 2013 increased to $1.8 million, as compared to $75,000 for the period from September 25, 2012 (date of inception) to December 31, 2012. For the year ended December 31, 2013, research and development expenses were $3.1 million.
The increased research and development expenses in 2013 over 2012 resulted primarily from increased development activities relating to the company’s lead product candidates. During the fourth quarter of 2013, Kindred Bio continued enrollment in the field trial of its Cerekin™ (diacerein) product candidate, and positioned its Atokin™ (fexofenadine) and SentiKin™ (flupirtine) product candidates to begin field trials in early 2014.
General and administrative expenses for the fourth quarter of 2013 increased to $639,000, as compared to $45,000 for the period from September 25,

2012 (date of inception) to December 31, 2012. For the year ended December 31, 2013, general and administrative expenses were $1.1 million.
The increase in general and administrative expenses in 2013 over 2012 was due primarily to the cost of financing activities, including fees for legal, accounting and tax services, and other general business services. In the fourth quarter of 2013, Kindred Bio began developing the infrastructure necessary to support its expected future growth and to meet its reporting and other requirements as a public company.
As of December 31, 2013, Kindred Bio had $65.3 million in cash and cash equivalents, a net increase of $ 64.4 million from December 31, 2012. This increase was due to the net cash proceeds of $54.9 million from Kindred Bio’s initial public offering in December, 2013 and the company’s sale of preferred stock earlier in the year, net of operating expenses.
With respect to spending in 2014, Kindred Bio is aggressively expanding its pipeline and accelerating its programs. As a result, the company sees its expenditures increasing significantly from the annualized fourth quarter 2013 level. Accordingly, the guidance on spending for 2014 year is $14 million to $16 million. Kindred Bio anticipates that it will be able to accomplish its current operating goals with these spending levels. These costs include the development of the necessary regulatory and quality processes as we near the filing of registration for our product candidates. Additionally, the company is developing the necessary Control, Chemistry and Manufacturing requirements for possible commercialization in the following years. Also, Kindred Bio will begin to develop a commercialization infrastructure that it plans to complete in 2015 if one or more of its product candidates is approved.

Corporate Progress:
2013 Achieved Milestones
Completion of financings, including net cash proceeds of $54.9 million from the company’s initial public offering in December 2013.
The staffing of the senior level of management, including Stephen Galliker, CFO; Kevin Schultz, CSO; and Stephen Sundlof, Senior VP of Regulatory Affairs.

Significant progress in the advancement of Kindred Bio’s three lead product candidates, including Protocol Concurrences from the FDA on two lead product candidates, initiation of CereKin field study, initiation of the biologics programs, and over ten Investigational New Animal Drug applications.
2014 Milestones Achieved

•	Initiation of AtoKin pivotal study
2014 Milestone Objectives

•	Initiation of SentiKin pivotal study in March

•	Results of CereKin pivotal study mid-year

•	Filing of NADA for CereKin mid-year

•	Results of AtoKin study by Q4

•	Filing of NADA for AtoKin by Q4

•	Results of SentiKin pivotal study by Q4

•	Filing of NADA for SentiKin by Q4

Webcast and Conference Call
The company will host a conference call at 4:30 p.m. Eastern Time March 6, 2014. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 5010109. The call will also be webcast live at http://www.media-server.com/m/p/uvewm9ii.
A replay will also be available at that link for 90 days.

About Kindred Biosciences
Kindred Biosciences is a development stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The company's strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The company's lead product candidates are CereKin™ (diacerein) for the treatment of osteoarthritis pain and inflammation in dogs,

AtoKin™ (fexofenadine) for the treatment of atopic dermatitis in dogs, and SentiKin™ (flupirtine) for the treatment of post-operative pain in dogs.
Forward-Looking Statements
Forward-looking statements in this news release involve inherent risks and uncertainties and a number of important factors could cause actual results to differ materially from those contained in such forward-looking statements. These factors include, but are not limited to uncertainties inherent in animal drug development and regulatory review process and other risks described in the company's annual and quarterly reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this news release.

Kindred Biosciences, Inc.
Statements of Operations

	For The Period From September 25, 2012 (Inception) Through December 31, 2012	Three Months Ended December 31, 2013	Year Ended December 31, 2013

Operating expenses:
Research and development	$74,772	$1,747,674	$3,140,606
General and administrative	44,864	639,339	1,078,687
Total operating expenses	119,636	2,387,013	4,219,293

Loss from operations	(119,636)	(2,387,013)	(4,219,293)

Total other income, net	25	3,310	5,925

Net loss and comprehensive loss	$(119,611)	$(2,383,703)	$(4,213,368)

Net loss per share attributable to common stockholders, basic and diluted	$(0.060)	$(0.400)	$(1.130)

Weighted average common shares outstanding, basic and diluted	2,112,520	5,899,059	3,731,929

Kindred Biosciences, Inc.
Balance Sheets

	December 31, 2012	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$937,516	$65,328,787
Prepaid expenses and other	504	147,589
Total current assets	938,020	65,476,376
Property and equipment, net	—	11,694
Total assets	$938,020	$65,488,070

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$5,499	$688,641
Due to related party	5,122	—
Accrued expenses	59,660	1,520,955
Total liabilities	70,281	2,209,596

Commitments and contingencies

Series AA convertible preferred stock	987,050	—

Stockholders’ equity (deficit):
Common stock	300	1,621
Additional paid-in capital	—	67,609,832
Deficit accumulated during the development stage	(119,611)	(4,332,979)
Total stockholders’ equity (deficit)	(119,311)	63,278,474

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$938,020	$65,488,070

Contact
Denise Bevers
Kindred Bio
(650) 701-7909